April 22, 2025

Board of Directors
Symetra Life Insurance Company
777 108th Ave NE, Suite 1200
Bellevue, WA 98004

Re:     Opinion and Consent of Counsel
    Post-Effective Amendment No. 2 to Registration Statement on Form N-4
    Symetra Trek® Indexed-Linked Annuity Contracts (File No. 333-278421)

Directors:

I have acted as counsel to Symetra Life Insurance Company (the “Company”) in connection with the preparation and filing of the Registration Statement on Form N-4, filed by the Company, under the Securities Act of 1933, as amended, for the above-referenced individual single premium deferred index-linked annuity contracts (the "Contracts").

I have examined or caused to be examined the Registration Statement, including all related documents and exhibits, and reviewed such questions of law and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

1.The Company is a validly existing stock life insurance company of the state of Iowa.
2.The Contracts have been duly authorized by the Company and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of the Company, except as limited by bankruptcy and insolvency laws affecting the right of creditors generally.

I hereby consent to the use of this letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ David Dimitri

David Dimitri
Senior Counsel
Symetra Life Insurance Company
(515) 471-3381
(425) 615-5743 (cell)

cc:    Jacqueline M. Veneziani, General Counsel, Symetra Life Insurance Company